Exhibit 99

FARMERS & MERCHANTS BANCORP REPORTS RECORD SECOND
QUARTER AND FIRST HALF 2007 EARNINGS

DATELINE: Lodi, California, August 2, 2007. . . Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the second quarter ending June 30, 2007. The results represented the 38th consecutive quarter that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $5,666,000 for the quarter ending June 30, 2007. Earnings per share of common stock outstanding for the second quarter were $6.98, up 12.2% from the second quarter of the prior year. In addition, loans outstanding grew 7.8%, total core deposits, excluding public time deposits, increased 9.0%, and total average assets were $1,442,433,000 up 6.9% over the second quarter of 2006. Return on average assets for the quarter was 1.57%, and return on average equity was 16.24%, an improvement of 18 basis points over the second quarter of the prior year. The Company’s loan quality has remained extremely high with non-performing assets as of June 30, 2007 totaling only 0.06% of loans. In addition, the Company’s loan loss reserve is 1.65% of loans.

For the six-month period ending June 30, 2007 net income was $11,135,000 and earnings per share of common stock outstanding were $13.72, an increase of 12.3% over the prior year. As a result of rising market interest rates over the past year, the Bank’s net interest margin decreased to 4.92% for the six months ending June 30, 2007.  Return on average assets was 1.56%, and return on average equity was 16.27%, an improvement of 33 basis points over the first half of the prior year.

Steinwert stated, “We continue to operate in a difficult business environment for all banks.  Over the past year net interest margins have tightened and, more recently, the downturn in residential real estate markets has resulted in increasing credit quality problems for some banks.  Although we selectively portfolio residential mortgage loans, our strategy has been, and continues to be, to broker residential mortgage originations to third party lenders.  Importantly, Farmers & Merchants Bank has not originated any sub-prime residential mortgages, nor does it hold any in its loan portfolio.  As evidence of the continuing quality of our residential mortgage portfolio, at June 30, 2007 the Company’s residential mortgage loan portfolio (including first mortgages and home equity loans and lines) had total delinquencies of only $500,000 (only 0.29% of total residential mortgage loans).  Furthermore, the other segments of our loan portfolio (primarily commercial business, agricultural and commercial real estate loans) are well diversified across borrowers and industries.  As a result, the Company’s non-performing assets remain very low at $639,000 (only 0.06% of total loans) and our loan loss reserve remains strong at $17.9 million (1.65% of gross loans).

Farmers & Merchants Bancorp’s success during the first six months of 2007 is a result of the Bank’s ongoing focus on expanding high quality customer relationships; introducing new fee based products; pursuing operational efficiencies and expanding our branch network. Management continues to believe that the success of these efforts will be the key to continued earnings growth throughout the remainder of 2007 and into 2008.”

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 21 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.